Exhibit 4.67

Trust Deed

1.	I, Zhang Mingjin (my PRC identity number is 110105197608191146), whose address is Room 1102 and 1104, Unit 2, No.28 Building, Jin Tai Lane, 100073 Beijing, am the shareholder of Startone (Beijing) Information Technology Co., Ltd. I hereby state that, I, the trustee of Whole Win Investments Limited (hereinafter the “Beneficiary”, the registered address is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, the British Virgin Islands, hold the said equity for the Beneficiary or its successor.

2.	I will, upon the Beneficiary’s instruction, dispose the said equity and the voting right thereof, or elect or replace the Director or/and Executive Director in any case.

3.	I irrevocably trust the Beneficiary or its successor, fully on my behalf, to complete and deliver all the documents regarding the equity transfer in any time or way considered appropriate by the Beneficiary or its successor.

4.	The effectiveness, construction or performance of this Trust Deed shall be governed by the law of Hong Kong Special Administrative Region.

Signature:	/s/ Zhang Mingjin
Name:	Zhang Mingjin
Date:	25 October 2005

The person executed hereunder witnessed Zhang Mingjin to execute this Trust Deed:

Signature:	/s/ Zhou Mingzhe
Name:	Zhou Mingzhe